Exhibit 16.1

DAVIS ACCOUNTING GROUP P.C.

A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 ● FAX (435) 865-2821

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Davis Accounting Group P.C. is the former independent registered accountant of PureSpectrum, Inc. (the “Company” and formerly International Medical Staffing, Inc.).  We have read the Company’s Amendment No. 1 to the Current Report on Form 8-K/A dated January 21, 2010, and are in agreement with the contents of Item 4.01, paragraphs one through five.  For the remainder of the Amendment No. 1 to the Current Report on Form 8-K/A, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
January 25, 2010.